                                               FILED PURSUANT TO RULE 424(b)(5)
                                                     REGISTRATION NO. 333-21207

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 11, 1997)

                               3,410,256 Shares

                             Rite Aid Corporation


                                 COMMON STOCK
                                 ------------
 THIS  PROSPECTUS  SUPPLEMENT  AND  THE  ACCOMPANYING  PROSPECTUS  RELATE  TO
  3,410,256 SHARES (THE "SHARES") OF COMMON STOCK, PAR VALUE $1.00 PER SHARE
   (THE "COMMON  STOCK"), OF RITE  AID CORPORATION, A  DELAWARE CORPORATION
    (THE  "COMPANY"),  OFFERED  HEREBY  (THE "OFFERING")  BY  THE  SELLING
     STOCKHOLDERS NAMED HEREIN  (THE "SELLING STOCKHOLDERS"), AND SOLD BY
      THE  UNDERWRITER NAMED BELOW. SEE "SELLING STOCKHOLDERS"  AND "THE
        UNDERWRITER" HEREIN. THE COMPANY WILL NOT RECEIVE ANY  PROCEEDS
         FROM THE SALE OF THE SHARES OFFERED HEREBY. THE COMMON STOCK
          IS LISTED ON THE NEW  YORK STOCK EXCHANGE (THE "NYSE") AND
           THE PACIFIC STOCK EXCHANGE  (THE "PSE") UNDER THE SYMBOL
            "RAD." ON  FEBRUARY 10, 1997, THE  REPORTED LAST SALES
             PRICE  OF THE COMMON STOCK  ON THE NYSE WAS  $41 1/2
               PER SHARE.
                               ----------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
   PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------
  The Shares will be purchased from each of the Selling Stockholders by Morgan Stanley & Co. Incorporated (the "Underwriter") at a price of $40.385 per share (resulting in $137,723,189 aggregate net proceeds (before expenses) to the Selling Stockholders). The Company will pay certain expenses of the Offering estimated at $200,000.

  The Shares may be offered by the Underwriter from time to time in one or more transactions (which may involve block transactions) on the NYSE or on other national securities exchanges on which the Common Stock is traded, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated, subject to prior sale, when, as and if delivered to and accepted by the Underwriter. See "The Underwriter."

  The Company and each of the Selling Stockholders (severally and not jointly) have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
                               ----------------
  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriter named herein and subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriter. It is expected that delivery of the Shares will be made on or about February 19, 1997 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                               ----------------
                             MORGAN STANLEY & CO.
                                  Incorporated

February 11, 1997

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT                          PROSPECTUS

                                  PAGE
                                  ----
Use of Proceeds.................. S-3
Selling Stockholders............. S-3
Price Range of Common Stock and
 Dividends....................... S-4
The Underwriter.................. S-4
Legal Matters.................... S-5

                                    PAGE
                                    ----
Available Information..............   2
Incorporation of Certain Documents
 by Reference......................   2
The Company........................   3
Use of Proceeds....................   3
Selling Stockholders...............   4
Description of Capital Stock.......   5
Plan of Distribution...............   7
Legal Matters......................   7
Experts............................   8
Certain Forward-Looking State-
 ments.............................   8

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, THE PSE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to shares of Common Stock owned by the Selling Stockholders as of the date of, and as adjusted to reflect, the sale of the Shares offered hereby.

                                     COMMON STOCK                    COMMON STOCK
                                  OWNERSHIP PRIOR TO   SHARES OF    OWNERSHIP AFTER
                                   THE OFFERING(1)    COMMON STOCK  THE OFFERING(1)
                                 --------------------   OFFERED    -----------------
 NAMES OF SELLING STOCKHOLDERS    NUMBER   PERCENTAGE    HEREBY    NUMBER PERCENTAGE
 -----------------------------   --------- ---------- ------------ ------ ----------
 BankAmerica Capital
  Corporation..................    791,772     *         791,772       0       0%
 Landmark Equity Partners III,
  L.P. ........................  1,060,409     *       1,060,409       0       0
 Landmark Equity Partners IV,
  L.P. ........................     56,555     *          56,555       0       0
 Midland Montagu Private Equity
  Inc. ........................    353,470     *         353,470       0       0
 O&M Investment Partners.......     42,014     *          34,621   7,393       *
 Robert Fleming Nominees
  Limited......................     53,020     *          53,020       0       0
 The Nippon Credit Bank, Ltd. .    176,735     *         176,735       0       0
 Wells Fargo & Company.........    883,674     *         883,674       0       0
                                 ---------             ---------   -----
     Total.....................  3,417,649             3,410,256   7,393
                                 =========             =========   =====

--------
*  Less than 1%.
(1) Based on 122,783,236 shares of Common Stock outstanding on January 31, 1997, which includes shares of Common Stock issuable as a result of the Thrifty Payless Merger (as that term is defined in the Prospectus) upon surrender of the certificates formerly representing shares of Thrifty PayLess Holdings, Inc. common stock.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The shares of the Common Stock are listed and principally traded on the NYSE and PSE and quoted under the trading symbol "RAD." The following table sets forth, for the quarters indicated, the high and low sales prices of the Common Stock on the NYSE as reported on the Dow Jones News Service.

      PERIOD ENDED                                                HIGH     LOW
      ------------                                               ------- -------
Fiscal Year Ended March 4, 1995:
  Quarter Ended May 28, 1994.................................... $20 3/8 $18 1/8
  Quarter Ended August 27, 1994.................................  21 1/2  18 7/8
  Quarter Ended November 26, 1994...............................   24      20
  Quarter Ended March 1, 1995...................................  26 3/8  21 5/8
Fiscal Year Ended March 2, 1996:
  Quarter Ended June 3, 1995.................................... $25 3/4 $ 22
  Quarter Ended September 2, 1995...............................  29 1/2   24
  Quarter Ended December 2, 1995................................  32 5/8  26 1/4
  Quarter Ended March 2, 1996...................................  34 3/8   30
Fiscal Year Ended March 1, 1997:
  Quarter Ended June 1, 1996.................................... $34 1/2 $28 5/8
  Quarter Ended August 31, 1996.................................  33 5/8  27 1/4
  Quarter Ended November 30, 1996...............................  40 7/8  31 3/8
  Quarter Ended March 1, 1997 (through February 10, 1997).......  42 1/8  37 5/8

  On February 10, 1997, the last sales price reported for the Common Stock on the NYSE was $41 1/2 per share. Prospective purchasers of Shares are urged to obtain current quotations for the market price of the Common Stock.

  The Company has paid regular quarterly dividends on the Common Stock since 1968. Beginning with the dividend payable on January 27, 1997 to stockholders of record on January 20, 1997, the quarterly dividend has been increased to $0.20 per share. Such rate was $0.15 per share for each of the fiscal quarters in the table above through the fiscal quarter ended November 26, 1994, $0.17 per share for each of the subsequent fiscal quarters through the fiscal quarter ended December 2, 1995 and $0.185 per share for each of the subsequent fiscal quarters through the fiscal quarter ended November 30, 1996. The payment of dividends on the Common Stock is at the discretion of the Company's Board of Directors and is subject to customary limitations thereon.

                                THE UNDERWRITER

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), Morgan Stanley & Co. Incorporated (the "Underwriter") has agreed to purchase, and each of the Selling Stockholders has agreed to sell to the Underwriter, the Shares.

  The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Shares is subject to the approval of certain legal matters by its counsel and to certain other conditions. The obligation of the Underwriter to purchase the Shares sold by any Selling Stockholder is conditioned upon the satisfaction of all the conditions to the Underwriter's obligation to purchase the Shares sold by the other Selling Stockholders; provided, however, that this condition will be deemed to be satisfied if all of the conditions to the Underwriter's obligation to purchase at least 3,000,000 Shares in the aggregate from all Selling Stockholders have been satisfied and the number of Shares with respect to which the conditions to the Underwriter's obligation to purchase have not been satisfied is 300,000 or less.

  It is expected that all or a substantial portion of the Shares may be sold by the Underwriter to purchasers in one or more transactions (which may involve block transactions) on the NYSE or on other national securities exchanges on which the Common Stock is traded or otherwise. The distribution of the Shares may also be effected from time to time in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of the NYSE or such other exchanges, in the over-the-counter market, in negotiated transactions through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriter and/or the purchasers of such Shares for whom they may act as agents or to whom they may sell as principal.

  In connection with the sale of the Shares, the Underwriter will receive compensation in the form of commissions or discounts and may receive compensation from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The Underwriter and dealers that participate in the distribution of the Shares may be deemed to be underwriters, and any discounts received by them from the Selling Stockholders and any compensation received by them on resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom, by means of any document, any Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Public Offering of Securities Regulation 1995); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue and pass on to any person in the United Kingdom, any document received by it in connection with the issue of the Shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1996 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

  Except with respect to the United States, no action has been taken by the Company or the Underwriter that would permit a public offering of the Shares in any country or jurisdiction where action for that purpose is required. Accordingly, the Shares may not be offered, sold or delivered, directly or indirectly, and neither this document not any offering circular, prospectus, form of application, advertisement or other offering material may be distributed or published in any other such country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

  Purchasers of the Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price.

  The Company and each of the Selling Stockholders (severally and not jointly) have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering to which this Prospectus Supplement and the accompanying Prospectus relates will be passed upon for the Company by Elliot S. Gerson, Esq., Senior Vice President and Assistant Chief Legal Counsel for the Company and by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters will be passed on for the Underwriter by Cravath, Swaine & Moore, New York, New York.

PROSPECTUS

                             RITE AID CORPORATION

                               9,344,571 SHARES

                                 COMMON STOCK

                               ----------------

  This Prospectus relates to 9,344,571 shares (the "Shares") of Common Stock, par value $1.00 per share ("Common Stock"), of Rite Aid Corporation ("Rite Aid" or the "Company"), which may be offered by the selling stockholders named herein (the "Selling Stockholders") from time to time. The Company will receive no part of the proceeds from sales of the Shares offered hereby.

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange ("PSE") under the trading symbol "RAD." On February 10, 1997, the closing price of the Common Stock on the NYSE was $41.50 per share.

  The Shares will be sold either directly by the Selling Stockholders or through underwriters, brokers, dealers, or agents. At the time any particular offer of Shares is made, if and to the extent required, the specific number of Shares offered, the offering price, and the other terms of the offering, including the names of any underwriters, brokers, dealers or agents involved in the offering and the compensation, if any, of such underwriters, brokers, dealers or agents, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.

  Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions made on the NYSE or PSE in transactions involving ordinary and customary brokerage commissions.

  The Company will bear all expenses incurred in connection with offers and sales of the Shares pursuant to this Prospectus, except the Selling Stockholders will pay any underwriting discounts and commissions, and transfer taxes incurred in connection therewith.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is February 11, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the PSE, 301 Pine Street, San Francisco, California 94109, on which exchanges the Company's Common Stock is listed. The Commission maintains a Web site that contains reports, proxy statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the year ended March 2, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended June 1, 1996, August 31, 1996 and November 30, 1996; and (iii) the Company's Current Reports on Form 8-K dated April 29, 1996, December 12, 1996, December 16, 1996, December 17, 1996, January 10, 1997 and January 16, 1997.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to the Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011 (telephone: (717) 761-2633).

                                  THE COMPANY

  The following summary of the business of the Company is qualified in its entirety by and should be read together with the more detailed information and financial statements incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

  The Company is one of the largest retail drugstore chains in the United States. As of November 30, 1996, the Company operated 2,788 drugstores, averaging within a range of approximately 7,200 to 11,000 square feet per store in size, in 20 states and the District of Columbia and employed over 36,000 employees. Pharmacy service forms the core of the Company's business, with prescriptions accounting for 56.8% of drugstore sales in the 39 week period ended November 30, 1996. The Company's drugstores cater to convenience, offering a full selection of health and personal care products, seasonal merchandise and a large private label product line. Express mail with complementary services and one-hour photo departments have recently been added in select locations. The Company's Eagle Managed Care subsidiary markets prescription plans and sells other managed health care services to large employers and government-sponsored employee benefit programs.

  On December 12, 1996, Rite Aid acquired Thrifty PayLess Holdings, Inc. ("Thrifty PayLess") pursuant to a merger of Thrifty PayLess into Rite Aid (the "Thrifty PayLess Merger"). Pursuant to the Thrifty PayLess Merger, among other things, each share of Thrifty PayLess common stock was converted into the right to receive 0.65 share of Common Stock of Rite Aid, and Thrifty PayLess was merged into Rite Aid.

  The Company is a Delaware corporation with its principal executive offices located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. The telephone number of Rite Aid at such offices is (717) 761-2633.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus. Except as set forth below, the number of Shares offered pursuant to this Prospectus for the account of each of the Selling Stockholders equals the total number of shares of Common Stock owned by each of the Selling Stockholders as of the date of this Prospectus.

                                                               COMMON STOCK
                                                                OWNERSHIP
                                                               PRIOR TO THE
                                                               OFFERING(2)
                                                           --------------------
                NAMES OF SELLING STOCKHOLDERS(1)            NUMBER   PERCENTAGE
                --------------------------------           --------- ----------
      American Manufacturers Mutual Insurance Company.....    42,416       *
      American Motorists Insurance Company................    56,555       *
      BankAmerica Capital Corporation.....................   791,772       *
      BT Investment Partners, Inc. .......................   176,735       *
      Chemical Investments, Inc. .........................   176,735       *
      Citicorp North America, Inc.(3).....................   883,674       *
      Jackson W. Goodall Jr. & Mary E. Goodall, Trustees
       of the Goodall Family Trust DTD 2/9/83(4)..........    40,848       *
      Kemper Reinsurance Company..........................    56,555       *
      Landmark Equity Partners III, L.P. ................. 1,060,409       *
      Landmark Equity Partners IV, L.P. ..................    56,555       *
      Leonard Green & Associates, L.P.(5)................. 1,842,381    1.5%
      Lumbermens Mutual Casualty Company..................   141,388       *
      Merchant Banking L.P. No. IV........................    12,269       *
      Merrill Lynch LP Holdings, Inc. ....................    93,772       *
      Midland Montagu Private Equity Inc..................   353,470       *
      O&M Investment Partners.............................    42,014       *
      Pruco Life Insurance Company........................    70,694       *
      Robert Fleming Nominees Limited.....................    53,020       *
      South Ferry #2, L.P. ...............................   106,041       *
      The Nippon Credit Bank, Ltd. .......................   176,735       *
      The Prudential Insurance Company of America(6)...... 1,343,185    1.1%
      UBS Capital LLC.....................................   883,674       *
      Wells Fargo & Company...............................   883,674       *
                                                           ---------
          Total........................................... 9,344,571
                                                           =========

--------
 * Less than 1%.

(1) Includes any distributees, pledgees, donees, transferees or other successors in interest of any Selling Stockholders. Information concerning the identity of any such persons and their sales of shares of Common Stock will be set forth in an amendment or supplement to this Prospectus. See "Plan Of Distribution."

(2) Based on 122,783,236 shares of Common Stock outstanding on January 31, 1997, which includes shares of Common Stock issuable as a result of the Thrifty PayLess Merger upon surrender of the certificates formerly representing shares of Thrifty PayLess common stock.

(3) In addition to the Shares shown above, Citicorp North America, Inc. owns 11,800 shares of Common Stock not covered by this Prospectus.

(4) In addition to the Shares shown above, the Goodall Family Trust owns 56,822 shares of Common Stock not covered by this Prospectus.

(5) Leonard I. Green, who became a member of the Board of Directors of the Company on January 8, 1997 controls an entity which is a general partner of Leonard Green & Associates, L.P.

(6) In addition to the Shares shown above, The Prudential Insurance Company of America owns 62,300 shares of Common Stock not covered by this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  The statements set forth under this heading with respect to Rite Aid's Restated Certificate of Incorporation (the "Rite Aid Charter"), Rite Aid's By-laws (the "Rite Aid By-laws") and the Delaware General Corporation Law (the "DGCL"), are brief summaries thereof and do not purport to be complete. Such statements are subject to the detailed provisions of the Rite Aid Charter, the Rite Aid By-laws and the DGCL. See "Available Information."

  Under the Rite Aid Charter, Rite Aid's authorized capital stock consists of 300,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock").

PREFERRED STOCK

  No shares of Preferred Stock are issued or outstanding. The Board of Directors of Rite Aid (the "Board") is authorized to issue Preferred Stock in one or more series and to determine liquidation preferences, voting rights, dividend rights, conversion rights and redemption rights thereof. The ability of the Board to issue and set the terms of Preferred Stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Rite Aid.

COMMON STOCK

  There are 122,783,236 shares of Common Stock issued and outstanding as of January 31, 1997, which includes shares of Common Stock issuable as a result of the Thrifty PayLess Merger upon surrender of the certificates formerly representing shares of Thrifty PayLess common stock. On such date, an additional 6,532,169 shares of Common Stock were issued and held in the treasury of Rite Aid, 5,953,266 shares were reserved for issuance pursuant to the terms of Rite Aid's convertible debt and 6,246,514 shares of Common Stock were reserved for issuance under Rite Aid's 1990 Omnibus Stock Incentive Plan.

  The holders of Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board, subject to any preferential dividend rights granted to the holders of any outstanding Preferred Stock.

  Each holder of Common Stock is entitled to one vote in respect of each share of such stock. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

CHARTER PROVISIONS

  The Rite Aid Charter specifies that the Board shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for three year staggered terms. The Rite Aid By-laws provide that the number of directors on the Board may be fixed by the Board only, or if the number is not fixed, the number will be seven. The number of directors may be increased or decreased by the Board only. In the interim period between annual meetings of stockholders or of special meetings of stockholders, vacancies and newly created directorships may be filled by the Board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. The Board currently consists of 12 directors.

  The Rite Aid Charter requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of 10% or more of the voting power of the then outstanding classes of stock entitled to vote in the election of directors (the "Voting Stock") be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the Voting Stock. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to the stockholders of Rite Aid meets specified fair price standards

(including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in the Rite Aid Charter means a member of the Board who was not affiliated with a Related Person (as defined below) and was a member of the Board prior to the time that the Related Person acquired the last shares of Common Stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of Voting Stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person" as defined in the Rite Aid Charter means any Person, affiliate or associate of such Person, which has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of Voting Stock.

  The Rite Aid Charter also provides that any corporate action either (i) taken at a special meeting of stockholders called by the Board, a majority of whose members are not Continuing Directors or (ii) approved by written consent of stockholders, shall require the approval of not less than 75% of the then outstanding Voting Stock.

CHANGE OF CONTROL

  Section 203 of the DGCL prohibits generally a public Delaware corporation, including Rite Aid, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) certain other transactions resulting in a financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who owns (or, if such person is an affiliate or associate of the corporation, within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors and, the affiliates and associates of such person.

                             PLAN OF DISTRIBUTION

  The Selling Stockholders or their respective distributees, pledgees, donees, transferees or other successors in interest may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or other national securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale,
(ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange, and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.


  Pursuant to the Stockholder Agreement, dated as of October 13, 1996 (the "Stockholder Agreement"), by and between the Company and Green Equity Investors, L.P. ("GEI") the Company will pay all registration expenses in connection with all registrations of the Shares upon the written request of GEI, and GEI will pay (i) any fees or disbursements of the counsel to the Selling Stockholders in connection with the registration of their Shares and
(ii) all underwriting discounts and commissions and transfer taxes, if any, and other fees, costs and expenses of the Selling Stockholders relating to the sale or disposition of the Selling Stockholders' Shares. GEI and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act. GEI has advised the Company that it anticipates that each Selling Stockholder will pay or reimburse GEI for those fees, costs, expenses and indemnifications for which GEI is responsible under the Stockholder Agreement, as described in the preceding two sentences, and which relate to such Selling Stockholder's Shares.

                                 LEGAL MATTERS

  Certain legal matters in connection with the validity of the Shares offered hereby have been passed upon for the Company by Elliot S. Gerson, Esq., Senior Vice President and Assistant Chief Legal Counsel for the Company.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company and its subsidiaries as of March 2, 1996 and March 4, 1995, and for each of the years in the three-year period ended March 2, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the March 4, 1995 consolidated financial statements refers to a change in the method of accounting for investments.

  With respect to the unaudited interim financial information of the Company and subsidiaries for the periods ended June 1, 1996, August 31, 1996 and November 30, 1996, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended June 1, 1996, August 31, 1996 and November 30, 1996, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

  The consolidated financial statements of Thrifty PayLess and subsidiaries as of September 29, 1996 and October 1, 1995 and for each of the years in the three-year period ended September 29, 1996, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      CERTAIN FORWARD-LOOKING STATEMENTS

  This Prospectus (including the documents incorporated or deemed incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company and Thrifty PayLess that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company, Thrifty PayLess or the management of the Company, identify forward-looking statements. Such statements, which include, without limitation, the matters set forth herein under the caption "The Company," reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others (i) competition from other drugstore chains, supermarkets, membership clubs and other retailers as well as third-party plans and mail order providers, (ii) the continued efforts of third-party payors to reduce prescription drug costs, and (iii) possible federal and state health care reform initiatives to reduce governmental health costs. The forward-looking statements referred to above are also subject to uncertainties and assumptions relating to the operations and results of operations of the Company following the Thrifty PayLess Merger, including the Company's ability successfully to integrate the operations of the Company and Thrifty PayLess (particularly in light of the different merchandising strategies and store sizes and the geographic separation of the two chains) while continuing to manage the day-to-day business of the combined company, pricing pressures, shifts in market demand and general economic conditions, all of which are factors that may affect the timing and realization of costs savings and other synergistic benefits of the Thrifty PayLess Merger assumed by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.